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                                                                   EXHIBIT 21(a)


                              List of Subsidiaries


The Company has two subsidiaries:


     1. Texas Equipment Co., Inc., a Texas corporation headquartered at 1305 Hobbs Highway, Seminole, TX, 79380.


     2. Marinex Multimedia Corporation, a New York corporation, headquartered at 110 Greene Street, Suite 800, New York, New York, 10012.





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